EXHIBIT 10.2
United Development Funding IV
2008 Share Option Plan
for Independent Trustees
Nonqualified Share Option Agreement
United Development Funding IV, a Maryland real estate investment trust (the “Trust”), hereby grants to the optionee named below (“Optionee”) an option (this “Option”) to purchase the total number of shares shown below of Common Shares of the Trust (“Shares”) at the exercise price per share set forth below (the “Exercise Price”), subject to all of the terms and conditions on the reverse side of this Share Option Agreement and the United Development Funding IV 2008 Share Option Plan for Independent Trustees (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference.
Shares Subject to Option:   ____________
Exercise Price Per Share:    ____________
Term of Option:    SEVEN (7) YEARS
Forfeiture:
Rights and benefits under this Option are subject to forfeiture. See Section 3(e) on the reverse side hereof.
IN WITNESS WHEREOF, this Share Option Agreement has been executed by the Trust by a duly authorized officer or trustee as of the date specified hereon.

United Development Funding IV
By:
Title:

Grant Date: _______________
Type of Share Option Intended:
Non-Qualified Share Option (NQSO)
Optionee hereby acknowledges receipt of a copy of the Plan, represents that Optionee has read and understands the terms and provisions of the Plan, and accepts this Option subject to all the terms and conditions of the Plan and this Share Option Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of Shares purchased by exercise of this Option, and that Optionee should consult a tax adviser prior to such exercise or disposition.

[Name of Optionee]

1. Exercise Period of Option. Subject to the terms and conditions of this Share Option Agreement and the Plan, and unless otherwise modified in writing signed by the Trust and Optionee, this Option may be exercised with respect to all of the Shares subject to this Option following the Grant Date, but prior to the date which occurs on the last day of the Term Of Option set forth on the face hereof (hereinafter “Expiration Date”).
2. Restrictions on Exercise. This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Trust’s Shares may be listed at the time of exercise. Optionee understands that the Trust is under no obligation to register, qualify or list the Shares subject to this Option with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.
3. Termination of Option.
     (a) Termination for Cause. If Optionee ceases to perform services for the Trust for Cause, this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached thereto, as of the Termination Date, but in no event later than the Expiration Date. For this purpose, “Cause” shall be defined as set forth in the Plan, or, if not defined in the Plan, “Cause” shall mean actions or omissions harmful to the Trust as determined by the Board in its complete and absolute discretion.
     (b) Death. If Optionee ceases to perform services for the Trust as a result of the death of Optionee, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee’s legal representative within one (1) year after the Termination Date, but in no event later than the Expiration Date.
     (c) Disability. If Optionee ceases to perform services for the Trust as a result of the disability of Optionee (as determined by the Board in its complete and absolute discretion), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee within one (1) year after the Termination Date, but in no event later than the Expiration Date.
     (d) No Right to Employment or Other Relationship. Nothing in the Plan or this Share Option Agreement shall confer on Optionee any right to employment with, or other relationship with, the Trust, or limit in any way the right of the Trust to terminate Optionee’s relationship with the Trust at any time, with or without “Cause.”
     (e) Condition to Exercise & Possible Forfeiture. Notwithstanding the foregoing, Optionee does hereby agree that this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached hereto, if Optionee engages in any of the Forfeiture Activities (as defined in the Plan), and that if, subsequent to the exercise of this Option, Optionee engages in any of the Forfeiture Activities, then the Trust shall have the right (but not the obligation) at any time after the Optionee engages in any of the Forfeiture Activities to rescind the exercise, payment and delivery of the Shares as follows: (i) The Trust may repurchase any Shares purchased pursuant to the exercise of this Option which the Optionee may then possess at a per Share price equal to the Exercise Price (as noted on the reverse side of this Agreement), and (ii) the Trust shall be entitled to request that Optionee forfeit and return to the Trust any profits (amounts received in excess of the Exercise Price paid by the Optionee for the Shares) which Optionee received at the time of Optionee’s disposition of any Shares purchased pursuant to the exercise of this Option, and, upon such request, Optionee shall forfeit and return to the Trust any such profits within ten (10) calendar days of notice from the Trust. Optionee acknowledges and agrees that if Optionee engages in any of the Forfeiture Activities, Optionee shall forfeit rights and benefits as set forth above. Further, Optionee acknowledges and agrees that Optionee’s participation in the Plan and this Share Option Agreement are voluntary, and that Optionee knowingly and voluntarily agrees that Optionee’s rights and benefits under this Share Option Agreement are expressly subject to forfeiture as set forth above.
4. Manner of Exercise.
     (a) Exercise Agreement. This Option shall be exercisable by delivery to the Trust of an executed exercise agreement (“Exercise Agreement”) in such form as may be approved or accepted by the Trust, which shall set forth Optionee’s election to exercise this Option with respect to some or all of the Shares subject to this Option, the number of Shares subject to this Option being purchased, and any restrictions imposed on the Shares subject to this Option (including, without limitation, performance-based restrictions, rights of the Trust to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Trust to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, “drag along” rights requiring the sale of Shares to a third party purchaser in certain circumstances, “lock up” type restrictions in the case of an initial public offering of the Trust’s Shares, restrictions or limitations that would be applied to shareholders under any applicable restriction agreement among the shareholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares). The Board shall also require, as a condition for the acquisition of any Shares by an Optionee pursuant to the exercise of an Option, that the Optionee execute an agreement by which the Optionee agrees to be bound by, and subject to, any agreement(s) among the Trust’s Shareholders then in effect. The Trust may modify the required Exercise Agreement at any time for any reason consistent with the Plan.
     (b) Exercise Price. Such Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares being purchased may be made in U.S. dollars in cash (by check), or by delivery to the Trust of a number of Shares having an aggregate fair market value equal to the amount to be tendered (including a “cashless” or “net share” exercise), or a combination thereof. In addition, this Option may be exercised through a brokerage transaction following registration of the Shares under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T promulgated by the Federal Reserve Board applicable to cashless exercises. Furthermore, if the Trust so decides in its complete and absolute discretion, this Option may be exercised as to a portion or all (as determined by the Trust) of the number of Shares specified by delivery to the Trust of a promissory note, as further set forth in the Plan.
     (c) Withholding Taxes. Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Trust. Optionee may, to the extent allowed by the Trust, provide for payment of withholding taxes upon exercise of the Option by requesting that the Trust retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Trust shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised.
     (d) Issuance of Shares. Provided that such Exercise Agreement and payment are in form and substance satisfactory to counsel for the Trust, the Trust shall cause the Shares purchased to be issued in the name of Optionee or Optionee’s legal representative. Optionee shall not be considered a Shareholder until such time as Shares have been issued as noted on the shareholder register of the Trust.
5. Nontransferability of Option. This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, except to the extent otherwise allowed by the Plan. In addition, except as expressly permitted under the Plan, during Optionee’s lifetime, this Option may be exercised only by Optionee. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.
6. Tax Consequences. Optionee understands that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to Optionee. Optionee represents that Optionee has consulted with, or will consult with, his or her tax advisor; Optionee further acknowledges that Optionee is not relying on the Trust for any tax, financial or legal advice; and it is specifically understood by the Optionee that no representations or assurances are made as to any particular tax treatment with respect to the Option. Optionee also acknowledges that the Trust cannot and has not guaranteed that the IRS will agree that the per Share Exercise Price of this Option equals or exceeds the Fair Market Value of a Share on the Grant Date.
7. Interpretation & Governing Law. Any dispute regarding the interpretation of this Share Option Agreement shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Trust and Optionee. The laws of the State of Maryland shall govern this Share Option Agreement. If Maryland’s conflict of law rules would apply another state’s laws, the parties agree that Maryland law shall still govern.
8. Entire Agreement and Other Matters. The Plan and the Exercise Agreement are incorporated herein by this reference. Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Trust or any of its officers, trustees, shareholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Trust or any of its affiliates. This Share Option Agreement, the Plan and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof. This Share Option Agreement and the underlying Option are forfeited and become void ab initio unless this Agreement has been executed by the Optionee and the Optionee has agreed to all terms and provisions hereof.
9. Vesting and Exercise of Shares. Subject to the terms of the Plan, this Share Option Agreement and the Exercise Agreement, following the Grant Date and prior to the Expiration Date, the Optionee shall be entitled to purchase, pursuant to the exercise of this Option, all of the Shares subject to this Option.
10. Consent to Jurisdiction & Venue. Optionee agrees that any claim arising out of or relating to this Share Option Agreement shall be brought in a state or federal court of competent jurisdiction in Texas. Optionee agrees to the personal jurisdiction of the state and/or federal courts located in Texas. Optionee waives (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
11. Severability & Independent Enforcement. The provisions of this Share Option Agreement are severable. If any provision is determined to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect. Section 3(e) above shall be construed as an agreement independent of any other agreement or provisions of this Share Option Agreement or the Plan, and the existence of any claim or cause of action by Optionee against the Trust, whether predicated on the Plan, this Share Option Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Optionee or the Trust may have against the other, shall not constitute a defense to the enforcement by the Trust of Section 3(e). The Trust shall not be barred from enforcing Section 3(e) by reason of any breach of any other part of this Share Option Agreement or any other agreement with Optionee.